AGREEMENT AND AMENDMENT TO PROMISSORY NOTE

       This AGREEMENT AND AMENDMENT TO PROMISSORY NOTE (the "Agreement") is effective the 17th day of September, 2002 (the "Effective Date") between GLOBAL CASINOS, INC., a Utah corporation (hereinafter, "Borrower" or "Maker"), and ASTRAEA INVESTMENT MANAGEMENT L.P., as trustee (hereinafter, "Note Holder" or "Payee").

W I T N E S S E T H

       WHEREAS, Borrower executed a Secured Convertible Promissory Note dated May 11, 1994, payable to Note Holder in the original principal amount of SEVEN HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($750,000.00), plus interest, a copy of which is attached hereto as Exhibit "A" (the "Global Note"); and

       WHEREAS, the Global Note was amended by a letter agreement, a copy of which is attached hereto as Exhibit "B"; and

       WHEREAS, Borrower is in default of payments to be made under the Global Note, and the parties have voluntarily agreed to restructure and more fully secure the Global Note as set forth herein.

       NOW, THEREFORE, the parties hereto, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.

Stipulation. Borrower stipulates (1) that it is delinquent in its payments under the Global Note, (2) that the current unpaid and principal balance is $500,581.52 and (3) that the accrued interest as of September 17, 2002 is approximately $214,796.32.

2.

Forgiveness of Past Interest. As part of the inducement to Note Holder for the forgiveness of past accrued interest, Borrower agrees to provide additional collateral for the Global Note, as set forth in paragraph 8 hereof. Upon the execution of this Agreement, all accrued and unpaid interest under the Global Note due and payable as of the Effective Date shall be deemed forgiven and shall no longer be due and owing.

3.

Extension of Final Payment Date. The Note Holder agrees to extend the final payment due under the Global Note. Thus, in accordance with this Agreement, Paragraph 4(b) of the Global Note is amended to provide the following:

"(b)     To the extent not otherwise paid, all principal balances outstanding hereunder, together with all accrued and unpaid interest compounded annually thereon, shall be due and payable on September 17, 2009."

4.	Interest Rate. The interest rate set forth in Paragraph 2(a) of the Global Note shall be reduced to four percent (4%). The interest shall be compounded annually.
5.

Interest and Principal Payments. The Note Holder agrees to restructure Borrower's interest and principal payments. Thus, in accordance with this Agreement, Paragraph 4(a) of the Global Note is amended to provide the following:

"(a)     Interest and Principal. On February 17, 2003, and on February 17 of each year thereafter, Borrower shall pay Note Holder 75% of the Surplus Cash Flow of Casinos U.S.A., Inc. ("Casinos") for the previous calendar year. "Surplus Cash Flow," as used in this Promissory Note shall mean all revenue of Casinos derived from any source whatsoever, less operating expenses incurred in connection therewith (including payments for accounting services to Borrower pursuant to a Services Agreement), reasonable expenditures for necessary or desirable capital improvements to the Bull Durham Saloon and Casino, amounts necessary for reserves, taxes and all amounts due and payable on all secured and unsecured promissory notes of Casinos and debt on gaming machines duly owed by Casinos to IGT Commercial Corporation/IGT Colorado Corporation and Aristocrat Technologies, Inc. or other equipment vendors by Casinos U.S.A., Inc. All payments of Surplus Cash Flow should first be applied to accrued and unpaid interest and thereafter to principal. Any principal and interest not paid by the Surplus Cash Flow payments required in this paragraph shall be due and payable in the final balloon payment on September 17, 2009."

6.

Non-Usurious Provision. Notwithstanding any provisions of the Global Note, or any amendments thereto, Note Holder shall never be entitled to charge, receive or collect, nor shall amounts or property received hereunder be credited to Note Holder so that Note Holder shall be paid, as interest, a sum greater than the maximum interest allowed by applicable law. It is the intention of the parties that the Global Note, and all instruments securing the payment of the Global Note or executed or delivered in connection therewith, shall comply with applicable law. If Note Holder ever contracts for, charges, receives or collects anything of value which is deemed interest under applicable law and the result is that Note Holder may be deemed to have charged, received or collected an amount of interest in excess of what is permitted by applicable law, any amount which so exceeds the maximum rate allowed by law shall be applied to the reduction of the unpaid principal balance of the Global Note.

7.

Conversion Rights. The conversion rights set forth in the Global Note, which give Note Holder the right to convert the indebtedness under said note for equity in Global, are hereby voided and cancelled.

8.	Stock Pledge Agreement.

Collateral For Note. Contemporaneously with the execution of this Agreement the parties are also executing a "Stock Pledge Agreement" pursuant to which the Borrower has pledged all of the outstanding shares of Casinos U.S.A., Inc., as collateral for payment of the Global Note.

9.	Additional Events of Default. Paragraph 7 of the Global Note is revised to add the following Paragraph 7(g):

"(g)     Maker breaches or fails to duly observe or timely perform any of their respective obligations, covenants or agreements to others or as contained in that (i) one certain "Agreement" of even date herewith between Maker, Note Holder and Casinos USA, Inc, or the (ii) Stock Pledge Agreement referenced in Paragraph 9, above.

10.	Assignment. The Global Note may be assigned by Note Holder and will inure to the benefit of Note Holder's successors and assigns.
11.

Entire Agreement. THIS WRITTEN AGREEMENT AND AMENDMENT TO PROMISSORY NOTE MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RESPECTING THE SUBJECT PROMISSORY NOTE.

12.	Counterparts. This Agreement may be executed in multiple counterparts, which collectively constitute one instrument.
13.

No Other Modifications. All other terms and conditions of the Global Note except as modified herein, shall remain in full force and effect and the parties hereby ratify and affirm all such terms and conditions.

       EXECUTED on this ___ day of September, 2002, to be effective as of the Effective Date set forth on the first paragraph of this Agreement.

GLOBAL CASINOS, INC.	ASTRAEA INVESTMENT MANAGEMENT, L.P., Trustee
By:/s/ Frank L. Jennings	By: /s/ Bruce C. Leadbetter
Title: President	Bruce C. Leadbetter
Title: CEO